Exhibit 97.1
MetLife Policy for the Recoupment of Erroneously Awarded Compensation
under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Policy”)
(Effective December 1, 2023, the “Effective Date”)

1.Purpose. The purpose of this Policy is to describe the circumstances in which covered Executives will be required to repay or return Erroneously Awarded Compensation to MetLife. This Policy has been adopted by the MetLife, Inc. Board as required by Section 303A.14 of the NYSE Listed Company Manual, which was adopted by NYSE following the publication of final rules by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.
2.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
(a)“Affiliates” refers to any company, partnership, venture, or other organization that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company.
(b)“Accounting Restatement” refers to an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., “little r” restatement).
(c)“Board” refers to the Board of Directors of MetLife, Inc.
(d)“Clawback Eligible Incentive Compensation” refers to, in connection with an Accounting Restatement and with respect to each individual who served as an executive officer of the Company (within the meaning of Section 303A.14 of the NYSE Listed Company Manual) at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive is serving at the time the Erroneously Awarded Compensation is required to be repaid to MetLife pursuant to this Policy), all Incentive-based Compensation Received by such Executive (i) on or after the Effective Date, (ii) after beginning service as an Executive, (iii) while the Company has a class of securities listed on a U.S. national securities exchange or securities association, and (iv) during the applicable Clawback Period.
(e)“Clawback Period” refers to, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
(f)“Committee” refers to the Compensation Committee or any successor committee. If there is no Compensation Committee nor a successor committee, thereto, then “Committee” refers to the Board, except that the reference to section 3(d) to the “Committee” shall refer to the independent members of the Board.

(g)“Company” shall mean MetLife, Inc., a Delaware corporation.
(h)“Erroneously Awarded Compensation” refers to, with respect to each covered Executive in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid, and without regard to any fault or misconduct.
(i)“Executive” refers to each individual who is or was as an executive officer of the Company within the meaning of Section 303A.14 of NYSE Listed Company Manual, including, but not limited to, the Company’s President, Chief Financial Officer, and Chief Accounting Officer.
(j)“Financial Reporting Measures” refers to measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
(k)“Incentive-based Compensation” refers to any compensation that is paid or granted but not yet vested, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, Incentive-based Compensation shall include, without limitation, all stock, stock-based, and incentive-based cash awards subject to performance-vesting conditions, which include performance shares, performance units, and cash awards, and shall also be deemed to include any amounts which were determined based on (or were otherwise calculated by reference to) Incentive-based Compensation (including, without limitation, any amounts under any long-term disability, life insurance or supplemental retirement or severance plan or agreement or any notational account that is based on Incentive-based Compensation, as well as any earnings accrued thereon).
(l)“MetLife” refers to the Company, and its Affiliates.
(m)“NYSE” refers to the New York Stock Exchange.
(n)“Received” refers to, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award are attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.
(o)“Restatement Date” refers to the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
(p)“SEC” refers to the U.S. Securities and Exchange Commission.

3.Repayment of Erroneously Awarded Compensation.
(a)In the event of an Accounting Restatement, the Committee shall recover reasonably promptly the amount of any Erroneously Awarded Compensation for each Executive who served as an executive officer of the Company (within the meaning of Section 303A.14 of NYSE Listed Company Manual) at any time during the applicable performance period for any Clawback Eligible Incentive Compensation in connection with such Accounting Restatement. The Committee shall determine the amount of such Erroneously Awarded Compensation and shall thereafter provide each covered Executive with a written notice indicating the amount of Erroneously Awarded Compensation required to be repaid or returned, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to NYSE).
(b)The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. The Committee’s methods for recouping Erroneously Awarded Compensation hereunder may include without limitation (i) cancelling prior cash or stock-based long-term incentive awards, whether vested or unvested, settled or unsettled (ii) cancelling any planned future cash or stock-based long-term incentive awards, (iii) forfeiture of deferred compensation, subject to compliance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the regulations thereunder, and (iv) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Committee may affect recovery under this Policy from any amount otherwise payable to the covered Executive, including amounts payable to such Executive under any MetLife plan or program, including base salary, bonuses, commissions, and compensation previously deferred by the covered Executive. To the extent that the Committee determines it is appropriate, the Company shall offer to enter into a repayment agreement (in the form determined by the Committee) with the Executive. If the covered Executive fails to sign the repayment agreement within the time period determined by the Committee (and the Committee does not agree to an alternative repayment arrangement), the Executive will be required to repay the Erroneously Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously Awarded Compensation) on or prior to the date determined by the Committee. For the avoidance of doubt, except as set forth in Section 3(d) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a covered Executive’s obligations hereunder.
(c)To the extent that a covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due (as determined in accordance with Section 3(b) above), the Company shall, or shall cause one or more other members of MetLife to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable covered Executive. The applicable covered Executive may be required to reimburse MetLife for any and all expenses reasonably incurred (including legal fees) by MetLife in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

(d)Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 3(b) and 3(c) above if the following conditions are met and the Committee determines that recovery would be impracticable:
(i)The direct expenses paid to a third party to assist in enforcing the Policy against a covered Executive would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to NYSE; or
(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to NYSE, that recovery would result in such a violation and a copy of the opinion is provided to NYSE; or
(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company or its Affiliates, to fail to meet the requirements of Section 401(a)(13) or Section 411(a)(13) of the U.S. Internal Revenue Code of 1986, as amended and the regulations thereunder.
4.Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC filings. For the avoidance of doubt, the Company is authorized and directed to file this Policy as an exhibit to each annual Form 10-K filed by the Company on or following the Effective Date.
5.Indemnification Prohibition. MetLife shall not be permitted to indemnify any covered Executive against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned, or recovered pursuant to the terms of this Policy, or (ii) any claims relating to MetLife’s enforcement of its rights under this Policy. Further, no member of MetLife shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives MetLife’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement whether entered into before, on or after the Effective Date.
6.Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be interpreted and implemented in a manner consistent with Section 303A.14 of the NYSE Listed Company Manual. In event of a conflict between this Policy and such listing requirements, such listing requirements shall govern. Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern. If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
7.Amendment; Termination. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or securities association on which the Company’s securities are listed. The

Board may terminate this Policy at any time. Notwithstanding anything in this Section 7 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
8.Other Recoupment Rights; No Additional Payments. The Committee intends that this Policy will be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to MetLife under applicable law, regulation or rule or pursuant to the terms of any similar recoupment of Incentive-based Compensation and/or performance-based compensation policy, including the MetLife Performance-Based Compensation Recoupment Policy that may amended and/or restated from time to time, and any other similar recoupment of performance-based compensation provision in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
9.Successors. This Policy shall be binding and enforceable against each covered Executive and his or her beneficiaries, heirs, executors, administrators, or other legal representatives.
10.    Administration. Unless specified otherwise in this Policy or required by applicable law, this Policy shall be administered by the Committee. Any determinations made by the Board, or Committee, as applicable, shall be final and binding on all affected Executives. Subject to any limitation of applicable law, the Board or Committee, as applicable may authorize and empower any officer or employee of MetLife to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery relating to the officer or employee to whom the delegation has been made).
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